Exhibit 99.1
ASHFORD HOSPITALITY TRUST
Third Quarter 2011 Conference Call
November 10, 2011
10 a.m. Central
Introductory Comments — Scott Eckstein
Good day, everyone, and welcome to Ashford Hospitality Trust’s conference call to review the Company’s results for the third quarter of 2011. On the call today will be Monty Bennett, Chief Executive Officer, Douglas Kessler, President, and David Kimichik, Chief Financial Officer. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were released yesterday afternoon in a press release that has been covered by the financial media.
At this time, let me remind you that certain statements and assumptions in this conference call contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to numerous assumptions, uncertainties, and known or unknown risks, which could cause actual results to differ materially from those anticipated. These risk factors are more fully discussed in the section entitled “Risk Factors” in Ashford’s Registration Statement on Form S-3 and other filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call and the Company is not obligated to publicly update or revise them.
In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Company’s earnings release and accompanying tables or schedules, which has been filed on Form 8-K with the SEC on November 9, 2011, and may also be accessed through the Company’s website at www.AHTREIT.com. Each listener is encouraged to review those reconciliations provided in the earnings release together with all other information provided in the release.
I will now turn the call over to Monty Bennett. Please go ahead sir.
Introduction — Monty Bennett
Thank you and good morning.
Our third quarter results demonstrated the continued success of our operational strategies to enhance bottom line performance and our capital market capabilities to mitigate risk. Our AFFO per share of $0.39 exceeded by more than 18% the $0.33 per share we achieved a year ago. We accomplished this with healthy RevPAR increases of 5.8% across our entire portfolio along with stronger operating margins with an increase of 151 basis points.

From a macro market perspective, we have observed that the global economic uncertainties have caused investors to pay less attention to the solid performance of lodging fundamentals. As a result, many hotel REITs are trading well below their 52-week highs. Our share price has declined significantly compared to the level attained earlier in the year. This has occurred despite our record trailing twelve month AFFO per share, strong ongoing operating performance, increased cash position, lack of recourse debt, and continued growth prospects with the recent Highland Hospitality acquisition. A look back in history would suggest that this is the right time in the cycle to be considering overweighting allocations to lodging stocks. Real RevPAR remains well below prior peak levels. For those investors that are concerned about inflation, hotels historically have been a great hedge against inflation given the ability to adjust rates daily.
Smith Travel Research expects a continuation of year to date trends for the rest of 2011 and projects full-year industry RevPAR growth of approximately 7.5%. Other industry sources agree, expecting continued improvement in lodging market fundamentals and strong RevPAR growth for the remainder of the year and into 2012. In its August lodging industry update, Price Waterhouse Coopers revised its forecasts, expecting RevPAR growth of 7.5% and 6.2% in 2011 and 2012, respectively. While 2012 outlooks have been reined in somewhat due to the global uncertainties as compared to earlier in the year, they are still well above the industry’s 1988 to 2010 average RevPAR growth of 2.5%.
There are several explanations for the lodging sector’s robust performance in the midst of a sluggish economy. First, unlike prior periods of an early economic recovery, this one was not preceded by an oversupply of new hotel rooms. Consequently, demand growth has a more immediate impact on the ability to accelerate ADR. Furthermore, the forecast for new supply over the next several years is expected to be well below historical levels given the widespread lack of available debt. Another reason for the solid performance in the lodging sector is that corporations are now more inclined to encourage travel to spur new business given their strong earnings and cash positions despite the recently announced cutback in government travel. While unemployment is unfortunately at 9%, the majority of these people unemployed appear not to be regular business travelers. Transient travel, which accounts for approximately 75% of our EBITDA is already at prior peak demand levels. Our business mix is not highly dependent upon group travel which is having a weaker recovery relative to transient. As the industry improves, our view is that corporate transient rates should continue to increase. Therefore, we will continue to focus our efforts here as we believe this customer segment provides the greatest upside.
I’d like to move on to provide an update on our Highland Hospitality acquisition. We continue to benefit from the steady improvement from this investment and remain very bullish on future impact. As previously stated, we consider this a highly attractive transaction due to the operational upside as well as the going-in value. The purchase price of $158,000 per key and 2010 EBITDA multiple of 13.4 times is noteworthy considering the high quality of this portfolio of 28 luxury, upper upscale and upscale hotels. We remain very pleased with the purchase price discount to replacement cost of approximately 44%, and an approximate 41% discount to recent peer acquisitions at an average of over $269,000 per key. We realized considerable improvement during the quarter with RevPAR growth of 5.5% which is a significant up tick on a sequential basis compared with RevPAR growth of 3.4% for the second quarter. Even more impressive has been the 230 basis points increase in our hotel EBITDA operating margins to 25.1% reflecting a 62% EBITDA flow.
Revenue growth for the brand managed properties in the Highland portfolio continues to reflect the strong industry RevPAR trends. Our asset management teams continue to work on finding even more cost savings. So far, approximately $2 million of annual ongoing expenses have been cut.
The 17 Remington managed hotels have achieved annual cost savings totaling more than $4 million. Revenue growth has been slower compared to the brand managed hotels given the number of open sales positions that needed to be filled upon the takeover. With that task now completed, we were pleasantly surprised to find the Remington managed assets maintain yield index in the 3rd quarter. Our expectations were that parity with market growth wouldn’t occur until the 4th quarter.
So by comparison to our legacy portfolio, our RevPAR growth is slightly less on Highland at 5.5% vs. 5.9%. However, the Highland operating margin improvement of 230 basis points exceeds that of our legacy portfolio.
One last point on the Highland portfolio is that pursuant to the terms of the financing, all excess cash flow generated by these assets will go to reduce debt on the properties. This facilitates our efforts to modestly deleverage the overall Company in conjunction with scheduled amortization and other debt pay downs.
This portfolio has quite a number of assets with great value-add potential. Each story is different, and many involve capex which began just in the 4th quarter. One asset without immediate capex requirements is the Hyatt Savannah. Our asset management team worked extensively with Hyatt over time to shave expenses. After several months of work, we finally have the asset closer to where we would like it to be. In October, the property achieved a 745 basis point increase in GOP for the month, and we still have a good way to go before we’re happy with the results. This is the kind of value creation stories we have coming out of this portfolio.
Looking ahead, industry fundamentals appear to be staying strong. At the same time, our experience has taught us a few things. It’s best to be prepared from a capital and liquidity standpoint to provide insulation against economic uncertainties, as well as to be in a position to make opportunistic investments.
I’d now like to turn the call over to David Kimichik to review our financial results.
Financial Review — David Kimichik
Thanks, Monty.
For the third quarter we reported a net loss to common shareholders of $28,632,000, Adjusted EBITDA of $67,226,000 and AFFO of $32,161,000, or 39 cents per diluted share.
At quarter’s end, Ashford had total assets of $3.6 billion in continuing operations, and $4.6 billion overall including the Highland portfolio which is not consolidated. We had $2.4 billion of mortgage debt in continuing operations and $3.2 billion overall including Highland. Our total combined debt has a blended average interest rate of 3.2%, clearly one of the lowest among our peers. Including our interest rate swap, 99% of our debt is currently fixed rate debt. The weighted average maturity is 4.1 years.
Since the length of the swap does not match the term of the underlying fixed rate debt, for GAAP purposes the swap is not considered an effective hedge. The result of this is that the changes in market value of these instruments must be run through our P&L each quarter as unrealized gains or losses on derivatives. These are non-cash entries that will affect our Net Income, but will be added back for purposes of calculating our AFFO. For the third quarter, it was a loss of $18.2 million and year to date it is a loss of $52.7 million.
During the quarter we sold one hotel, the Hampton Inn Jacksonville for $10 million. Year to date, we have sold 4 properties at a combined trailing 12-month EBITDA multiple of 24.5 times, which significantly exceeds our current trailing twelve month valuation multiple. At quarter’s end, our Legacy portfolio consisted of 96 hotels in continuing operations containing 20,340 rooms. Additionally we own 71.74% of the 28 Highland hotels containing 5,800 net rooms in a joint venture. All combined, we currently own a total of 26,140 net rooms.
Regarding capital expenditures, we continue to focus on strategies to improve asset performance. In the third quarter, we completed $17.5 million of projects and have completed $45.9 million of projects year-to-date.
As of quarter end, we owned a position in just one performing mezzanine loan, the Ritz Carlton in Key Biscayne, Florida, with an outstanding balance of $4 million.
Hotel EBITDA for all hotels, including Highland was up by $8.5 million, or 12.2%, for the quarter, with a 151 basis point increase in EBITDA margin.
Our quarter-end adjusted EBITDA to fixed charge ratio per our credit facility now stands at 1.72 times versus a required minimum of 1.35 times.
Our share count currently stands at 84.3 million fully diluted shares outstanding which were comprised of 68.0 million common shares and 16.3 million OP units.
I’d now like to turn it over to Douglas to discuss our capital market strategies.
Capital Market Strategies — Douglas Kessler
Good morning. In spite of our strong operations and the continued improvement in lodging fundamentals, we continue to seek out ways to be prepared for market uncertainties. Our efforts include mitigating risk as well as positioning for opportunistic investments.

Regarding risk mitigation, I’d like to reinforce the fact that at present, we have no recourse debt obligations other than our undrawn credit facility. Over the next 20 months, we only have two loans coming due. This December, we have a $203 million maturity followed by a $167 million loan in May 2012. Both of these loans have been transferred to the special servicers, and we have proposed restructures to extend the maturity. Although we remain optimistic, we anticipate some form of a pay down will be required. I can assure you that we will be practical with our cash in a restructure, and focus on the best long term interest of our shareholders. We will continue to update you as we make progress, but would not expect any news until we get closer to the maturity dates.
During the quarter, we monitored the sudden shifts in the financial markets and the apparent change in investor perception of lodging sector risk. On multiple fronts, we implemented strategies to strengthen our balance sheet and improve liquidity. As of the end of the third quarter, we had $180.9 million of unrestricted cash on our balance sheet plus the ability to draw on our $105 million credit facility.
In July 2011, we reissued 7.0 million of the Company’s treasury shares at $12.50 per share and received net proceeds of $83.3 million. We used the cash in part to repay our former credit facility as well as for general corporate purposes. This stock issuance compares favorably to the 73.6 million common shares we repurchased over time at an average price of $3.26. We are very pleased to have executed well on the share buyback and re-issuance strategy.
More recently, this October, we priced a public offering of 1.3 million shares of our existing 9.00% Series E Cumulative Preferred Stock at $23.47 per share including accrued dividends. This generated net proceeds of $29.1 million after underwriting fees. We intend to use the proceeds for general corporate purposes, as well as the possible pay down of upcoming debt maturities, financing future hotel-related investments, share buybacks, capital expenditures and working capital. We also established an “at the market” structure for the issuance of our Series A and D preferred that we can elect to turn off or on as another method to access capital.
As part of our preparedness strategy and given the success of our well implemented share repurchase program previously, our Board of Directors authorized the reinstatement and increase of our stock repurchase program. The $200 million plan provides for the repurchase of our common stock, preferred stock, and discounted purchases of outstanding debt obligations. We did not purchase any shares during the current quarter. Yet, we are fully prepared to do so depending upon market direction, share price, our liquidity position, future cash needs, and a comparison of accretive alternative uses.
Also, we announced a new 3-year $105 million unsecured senior credit facility which replaced the Company’s previous credit line that was maturing in April 2012. The timing of the closing of this new revolver could not have been better given the increase in global banking risk and pull back in liquidity that has subsequently occurred. The new credit facility features many similarities to our previous facility with respect to fixed charge coverage ratio and leverage covenants. It also contains the same pricing at 275 to 350 basis points over LIBOR. The new line may be expanded by up to $45 million, for a total of $150 million.
As previously announced, our Board of Directors declared a dividend of $0.10 per share for the third quarter 2011, which represents an annual rate of $0.40 per share, or a yield of 5.0% on yesterday’s closing price. Our Board typically revisits our dividend policy each December and will do so again next month for 2012.
Lastly, our focus subsequent to the Highland transaction has mainly been on operations and capital market strategies. We believe the proceeds we have successfully generated from our capital market strategies have provided us with ample cash on hand to address upcoming maturities and given us the financial flexibility to consider accretive investment opportunities. We continue to seek out investments that enhance our financial returns. We’d rather not chase after the widely marketed hotels at current pricing. Our interests continue to coincide with our shareholders given our high insider ownership of approximately 19%. As always, we are focused providing our shareholders with the maximum near-term returns and long-term shareholder value.
That concludes our prepared remarks and we will now open it up for questions.
Q&A
Ending — Monty Bennett
Thank you all for your participation on today’s conference call. We will be hosting a property tour on Monday, November 14th in Dallas just prior to this year’s NAREIT Annual Convention. If there is anyone that has not registered for this event and has an interest in attending, please contact me or our investor relations staff and they will be happy to assist you.
We look forward to seeing many of you at NAREIT and speaking with you again on our next call.